Exhibit 1

PARTIAL DEBT SETTLEMENT AGREEMENT

PARTIAL DEBT SETTLEMENT AGREEMENT ("Agreement"), dated as of November 11, 2014, by and between GREEN ENVIROTECH HOLDINGS CORP. (the "Company"), and Black Lion Oil Limited, an Irish Corporation ("BLOL") (together hereinafter referred to as "the Parties").

WITNESSETH

A. BLOL has acquired debt in the Company in the amount of $350,000, evidenced by a Debt Assignment Agreement dated November 11, 2014 per a Demand Promissory Note dated December 3, 2010, attached hereto as Exhibit "A";

B. The parties wish to provide for a full payment of $350,000 (three hundred and fifty thousand dollars) of the Outstanding Balance in exchange for the issuance of shares of common stock of the Company (the "Common Stock").

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and BLOL hereby agree as follows:

1.   ISSUANCE OF SHARES IN SATISFACTION OF FULL PAYMENT OF DEBT. On the date hereof, the Company is authorizing the issue to BLOL and/or its beneficial owners or assigns up to 3,500,000 (three million, five hundred thousand) shares of Common Stock of the Company at $0.10 per share to satisfy $350,000 of the Debt.  Upon the issuance of such shares of Common Stock, the Debt will be considered reduced $350,000 and paid in full.

2.            BLOL'S REPRESENTATIONS AND WARRANTIES,

BLOL hereby acknowledges, represents and warrants to, and agrees with, the Company as follows:

(a)  BLOL has the financial ability to hear the economic risk of his investment, and has adequate means for providing for his current needs and personal contingencies and has no need for liquidity with respect to his investment in the Company.

(b) BLOL is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the "Act")  (17 C.F.R.. 230.501(a)) or is not a U.S. Person as defined under Regulation. S.

(c) BLOL has made an independent investigation of the Company's business, been provided an opportunity to obtain additional information concerning the Company BLOL deems necessary to make an investment decision and all other information to the extent the Company possesses such information or can acquire it without unreasonable effort or expense.

(d) BLOL represents, warrants and agrees that BLOL will not sell or otherwise transfer the Securities unless registered under the Act or in reliance upon an exemption there from, and fully understands and agrees that BLOL must bear the economic risk of his purchase for an indefinite period of time because, among other reasons, the Securities or underlying securities have not been registered under the Act or under the securities laws of certain states and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Act and under the applicable securities laws of such states or an exemption from such registration is available. BLOL also understands that the Company is under no obligation to register the Securities on his behalf or to assist BLOL in complying with any exemption from registration under the Act. BLOL further understands that sales or transfers of the Securities or underlying securities are restricted by the provisions of state securities laws.

(g) BLOL has not transferred or assigned an interest in the Outstanding Balance to any third party.

(h) The foregoing representations, warranties, agreements shall survive the delivery of the Securities under this Agreement.

3.           COMPANY REPRESENTATIONS AND WARRANTIES.

The Company hereby acknowledges, represents and warrants to, and agrees with BLOL as follows:

(a) The Company has been duly organized, is validity existing and is in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to enter into this Agreement and this Agreement has been duly and validity authorized, executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by the United States Bankruptcy Code and laws effecting creditors rights, generally.

(b) The execution and delivery by the Company and the performance by the Company of its obligations under this Agreement in accordance with the term of this Agreement will not contravene any provision of applicable law or the character documents of the Company or any agreement or other instrument binding upon the Company, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement in accordance with the term of this Agreement.

(c) The foregoing representations, warranties and agreements shall survive the Closing.

4.           RELEASE.

Upon the delivery of the shares to BLOL set forth in Section 1 and 2 of this Agreement, BLOL releases and forever discharges the Company of and from all and all manner of actions, suits, debts, sums of money, contracts, agreements, claims and demands at law or in equity, that BLOL had, or may have arising from $350,000 of the Outstanding Balance of the Debt.

5.            MISCELLANEOUS.

(a) Modification. Neither this agreement nor any provisions hereof shall be modified, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

(b) Notices. Any notice, demand or other communication which any party hereto may he required, or may elect, to give to anyone interested hereunder shall be sufficiently given is (a) deposited, postage prepaid, in a United States mail letter box, registered or certified mail, return receipt requested, addressed to such address as may be given herein, or (b) delivered personally at such address.

(c) Counterparts. This Agreement may be executed through the use of separate signature pages or in any number of counterparts and each of such counterparts shall, for all purposes, constitute one agreement binding on all the parties, notwithstanding that all parties are not signatories to the same counterparts.

(d) Binding Except as otherwise provide herein, this Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and assigns,

(e) Entire Agreement. This instrument contains the entire agreement of the parties, and there are no representations, covenants or other agreements except as stated or referred to herein.

(f) Applicable Law. This Agreement shall be governed and constructed under the laws of the State of Nevada.

(g)	Legal Fees. Legal fees will be paid by the Company.

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IN WITNESS WHEREOF, the Company and BLOL have caused this Agreement to be executed and delivered by their respective officers, thereunto duly authorized.

Green EnviroTech Holdings Corp.

/s/ Gary DeLaurentiis
By: Green EnviroTech Holdings Corp.
Title: CEO

Black Lion Oil Limited

/s/ Christopher Smith
By: Black Lion Oil Limited
Title: Director